SMSC Announces Cost Reduction Actions

HAUPPAUGE, NY, January 14, 2009 — SMSC (NASDAQ: SMSC), a leading semiconductor company providing innovative connectivity solutions spanning analog, digital and mixed-signal technologies, today announced a reduction in worldwide personnel of 5-10%, including a voluntary retirement incentive for most employees 55 years of age and older.

SMSC is also planning or has already implemented a series of additional cost reduction actions including:

•	Discretionary spend reductions, including travel, recruitment fees, consultants, temporary employees and other services

•	Reduction of compensation expenses including deferral of merit increases and adjustments to the management bonus plan

•	Restricted capital spending

•	Strict management of working capital, including an inventory reduction program with extended test floor shutdowns and reduced material purchases

The Company estimates that these actions will result in a reduction of its expenses of approximately $6 million to $7 million a quarter compared to the third quarter of fiscal 2009 run-rate. Two thirds of the total savings are anticipated to be realized in operating expenses and the balance in cost of goods sold. The Company anticipates benefits from these cost reductions to start in the fourth quarter of fiscal 2009 and be fully realized during the first quarter of fiscal 2010. The restructuring charges are expected to be in the range of $3 million to $5 million, primarily recorded in the fourth quarter of fiscal 2009.

“We are managing our business to reduce capital and operating expenses to maintain a cash neutral position while end customer demand is weak,” said Christine King, President and Chief Executive Officer. “While reducing costs to meet current revenue levels, we will continue to focus on driving market share and revenue growth. At this time, we continue to believe that our first quarter revenue for fiscal year 2010 will be sequentially higher based on bookings and customer forecasts.”

About SMSC:
Many of the world’s most successful global technology companies rely upon SMSC as a go-to resource for semiconductor system solutions that span analog, digital and mixed-signal technologies.  Leveraging substantial intellectual property, integration expertise and a comprehensive global infrastructure, SMSC solves design challenges and delivers performance, space, cost and time-to-market advantages to its customers.  SMSC’s application focus targets key vertical markets including consumer electronics, automotive infotainment, PC and industrial applications.  The Company has developed leadership positions in its select markets by providing application specific solutions such as mixed-signal embedded controllers, non-PCI Ethernet, ARCNET, MOST® and Hi-Speed USB.

SMSC is headquartered in Hauppauge, New York with operations in North America, Asia and Europe. Engineering design centers are located in Arizona, New York, Texas and Karlsruhe, Germany.  Additional information is available at www.smsc.com.

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Forward Looking Statements:
Except for historical information contained herein, the matters discussed in this announcement are forward-looking statements about expected future events and financial and operating results that involve risks and uncertainties. These uncertainties may cause our actual future results to be materially different from those discussed in forward-looking statements. Our risks and uncertainties include the timely development and market acceptance of new products; the impact of competitive products and pricing; our ability to procure capacity from our suppliers and the timely performance of their obligations, the effects of changing economic conditions domestically and internationally and on our customers; our relationships with and dependence on customers and growth rates in the personal computer, consumer electronics and embedded and automotive markets and within our sales channel; changes in customer order patterns, including order cancellations or reduced bookings; the effects of tariff, import and currency regulation; potential or actual litigation; and excess or obsolete inventory and variations in inventory valuation, among others. In addition, SMSC competes in the semiconductor industry, which has historically been characterized by intense competition, rapid technological change, cyclical market patterns, price erosion and periods of mismatched supply and demand.

Our forward looking statements are qualified in their entirety by the inherent risks and uncertainties surrounding future expectations and may not reflect the potential impact of any future acquisitions, mergers or divestitures. All forward-looking statements speak only as of the date hereof and are based upon the information available to SMSC at this time. Such statements are subject to change, and the Company does not undertake to update such statements, except to the extent required under applicable law and regulation. These and other risks and uncertainties, including potential liability resulting from pending or future litigation, are detailed from time to time in the Company’s reports filed with the SEC. Investors are advised to read the Company’s Annual Report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission, particularly those sections entitled “Other Factors That May Affect Future Operating Results” or “Risk Factors” for a more complete discussion of these and other risks and uncertainties.

SMSC and MOST are registered trademarks of Standard Microsystems Corporation. Product names and company names are trademarks of their respective holders.

SMSC Contact:
Carolynne Borders
Director of Corporate Communications
SMSC
80 Arkay Drive
Hauppauge, NY 11788
Voice: 631-435-6626
Email: carolynne.borders@smsc.com